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Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-69354

PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 13, 2002
TO PROSPECTUS DATED OCTOBER 4, 2001

divine, inc.

CLASS A COMMON STOCK

        This prospectus supplement adds to or supersedes similar information contained in our prospectus dated October 4, 2001, as amended and supplemented from time to time. That prospectus covers 17,396,007 shares of our class A common stock issued in connection with our acquisition of the stock we did not already own in Emicom Group, Inc. This prospectus supplement is not complete without, and may not be delivered or used except in connection with, that prospectus, including any other amendments or supplements thereto.

        The table of selling stockholders contained in the prospectus under the caption Selling Stockholders is modified by adding the following persons as selling stockholders and amending the stock holdings of WWW.HAG.EM N.V., WWW.IMZ.EM N.V., WWW.RAD.EM N.V., WWW.ORM.EM N.V., WWW.ELM.EM N.V., WWW.ZAM.EM N.V. and Emicom Founders, L.P. The selling stockholders are receiving the shares covered by this prospectus free from any contractual restrictions limiting the resale of such shares. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.

Name	Total Number of Shares Before Sale	Shares Offered Hereby	Total Number of Shares Remaining After Sale	Percent
LTMC Limited	408,317	408,317	0	*
UBD Enterprises LLC	272,211	272,211	0	*
WWW.HAG.EM N.V.	284,858	284,858	0	*
WWW.IMZ.EM N.V.	1,106,131	1,106,131	0	*
WWW.RAD.EM N.V.	634,880	634,880	0	*
WWW.ORM.EM N.V.	1,088,790	1,088,790	0	*
WWW.ELM.EM N.V.	1,359,076	1,359,076	0	*
WWW.ZAM.EM N.V.	560,085	560,085	0	*
Adi Eyal	9,540	9,540	0	*
Amir Alon	7,632	7,632	0	*
Shuki Eden	3,705	3,705	0	*
Amit Shefi	1,544	1,544	0	*
Elka Schendel	3,816	3,816	0	*
Yael Vinokurski	8,904	8,904	0	*
Perla Winter	8,213	8,213	0	*
Einav Aboody	8,213	8,213	0	*
Yael Meyuchas	3,180	3,180	0	*
Maya Tahar	3,180	3,180	0	*
Gila Materaso	5,669	5,669	0	*
Yaara Rubin	1,908	1,908	0	*
Mickey David	1,273	1,273	0	*
Emicom Founders, L.P.	2,396,251	2,396,251	0	*

*
Less than 1%.

        This prospectus supplement also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus supplement covers the preferred stock purchase rights that currently trade with our common stock and entitle the holder to purchase additional shares of our common stock under certain circumstances.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 13, 2002.

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PROSPECTUS SUPPLEMENT NO. 1 DATED MAY 13, 2002 TO PROSPECTUS DATED OCTOBER 4, 2001